Kingstone Companies, Inc. 1154 Broadway
Hewlett, NY 11557
Phone: (516) 374-7600
Fax: (516) 295-7216
www.kingstonecompanies.com

News Release

KINGSTONE RETIRES PREFERRED STOCK IN COMMON STOCK EXCHANGE - STOCKHOLDERS EQUITY INCREASES $1.3 MILLION
DIRECT PREMIUMS UP MORE THAN 20% YEAR TO DATE AT KINGSTONE INSURANCE COMPANY

Hewlett, New York—July 6, 2010--Kingstone Companies, Inc. (NASDAQ: KINS) today announced that it retired its mandatorily redeemable Series E Preferred Stock on June 30, 2010 through an exchange for Common Stock.  The Company had been required to redeem the approximately $1.3 million of Series E Preferred Stock on July 15, 2011.  The holders of the Series E Preferred Stock had been entitled to receive an annual dividend at the rate of 11.50% and had the right to convert the Preferred Stock into Common Stock at a rate of $2.00 per common share.

In order to rationalize the Company’s balance sheet and improve liquidity, an independent committee of the Board recommended an offer to encourage the exchange to Common Stock now as opposed to July 2011.  The exchange price was $1.65 per common share, reflecting the dividends that would be foregone along with the early conversion to common, which required an added incentive.

“All of the Series E holders elected to accept the exchange offer for Common Stock. As a result, the $1,299,231 of Series E Preferred Stock, which had been classified on our balance sheet as a liability due to its mandatory redemption feature, will be added to the Company’s Stockholders Equity”, said Barry Goldstein, KINS Chairman and CEO.  “The number of common shares issued through the exchange was 137,798 more than what would have been issued upon a conversion of the Series E shares.  We continue to explore ways to eliminate the $1.4 million of notes payable from the Kingstone balance sheet and hope to effect a plan to do so in the coming months,” Mr. Goldstein continued.

Mr. Goldstein stated further that “Kingstone Insurance Company (“KICO”) direct premiums written through June 30th are up more than 20% from the prior year.  While KICO’s homeowner and commercial automobile business continue to perform well, with mid-teens percentage premium growth and reduced loss ratios as compared to the first half of 2009, we are pleased to see our selected producers embrace our new product offerings, particularly our small commercial lines policies.”

Mr. Goldstein also stated that “KICO completed its Reinsurance placements for the Personal and Commercial lines, including quota share treaties with the same reinsurance carriers as in the prior treaties.  We’ve enjoyed a great relationship with our reinsurance partners, and are very pleased that they feel the confidence in our company to renew the relationship.”

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Forward Looking Statements
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors.  More information about these factors can be found in Kingstone’s filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.